SECOND AMENDMENT

to

MASTER SERVICES Agreement

Between

VALUED ADVISERS Trust

and

Ultimus FUND SOLUTIONS, LLC

This second amendment (the “Amendment”) is effective as of January 1, 2020, and revises the Master Services Agreement, dated April 12, 2018, between Valued Advisers Trust (the “Trust”), and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (the “Agreement”).

1.	Amendment

The Agreement is hereby amended by deleting Section 4.4 and replacing it with the following:

4.	Reimbursement of Expenses

4.4	The cost of obtaining secondary security market quotes and any securities data;

2.	Miscellaneous

(a)	Except as hereby amended, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

	Valued Advisers Trust On behalf of each Fund listed on Exhibit A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ Carol J. Highsmith	By:	/s/ David K. James
Name:	Carol J. Highsmith	Name:	David K. James
Title:	Vice President and Secretary	Title:	Executive Vice President and Chief Legal and Risk Officer
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